Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:

Andrea K. Tarbox

Vice President and Chief Financial Officer

847-239-8812

FOR IMMEDIATE RELEASE

THURSDAY, MAY 16, 2013

KAPSTONE PAPER AND PACKAGING CORPORATION ELECTS
DAVID G. GABRIEL AS DIRECTOR

Northbrook, IL –May 16, 2013– KapStone Paper and Packaging Corporation (NYSE: KS) (“KapStone”) today announced that on May 16, 2013, the Board of Directors elected David G. Gabriel as a Director of the Company.  Mr. Gabriel was elected as a Class A director with a term expiring in 2016.

Mr. Gabriel, age 54, has held the offices of President and Chief Executive Officer of Sonepar North America since September, 2009. From May, 2003 thru August 2009, Mr. Gabriel served as President and Chief Executive Officer of Hagemeyer North America. Prior to 2003, he served as Senior Vice President/ General Manager of Tenneco Automotive’s North American aftermarket business. Mr. Gabriel earned his Bachelor of Science in Packaging Engineering from Michigan State University.

About the Company

Headquartered in Northbrook, IL, KapStone Paper and Packaging Corporation is a leading North American producer of unbleached kraft paper products, linerboard and shipping containers.  The Company is the parent company of KapStone Kraft Paper Corporation which includes paper mills in Roanoke Rapids, NC, North Charleston, SC, and Cowpens, SC, fourteen converting locations in the East and Midwest, and a lumber mill in Summerville, SC.  The business employs approximately 2,700 people.